                                                                     Exhibit 3.0

                              AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION OF
                        OCTEL COMMUNICATIONS CORPORATION


      Octel Communications Corporation, a Delaware corporation, hereby certifies as follows:

      The Certificate of Incorporation for Octel Communications Corporation (the "Corporation") was filed in the office of the Secretary of State of the State of Delaware on June 22, 1987. The Certificate of Incorporation was amended and restated on December 15, 1989 and March 21, 1996 and is hereby amended and restated pursuant to Section 242 and Section 245 of the Delaware General Corporation Law. All amendments to the Certificate of Incorporation reflected herein have been duly authorized and adopted by the Corporation's Board of Directors and stockholders in accordance with the provisions of Sections 242 and 245.

      This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation. The text of the Certificate of Incorporation is amended hereby to read in its entirety as set forth on Exhibit A attached hereto:

      IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by Robert Cohn, the Chief Executive Officer of the Corporation, and attested by Derek S. Daley, the Secretary of the Corporation. The signatures below shall constitute the affirmation or acknowledgment, under penalties of perjury, that the facts herein stated are true.

Dated:  Janaury 29, 1997


                                          /s/ ROBERT COHN
                                          ----------------------
                                          Robert Cohn
                                          Chief Executive Officer

ATTEST:

/s/ DEREK S. DALEY
-------------------
Derek S. Daley
Secretary

                                    EXHIBIT A



FIRST: The name of the Corporation is Octel Communications Corporation (the "Corporation").

SECOND: The address of the Corporation's registered office in the State of Delaware is 15 East North Street, Dover, Kent County, Delaware 19901. The name of its registered agent at such address is Paracorp Incorporated.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: Section 1. The total number of shares which the Corporation shall have authority to issue is 205,000,000 shares of capital stock.

            Section 2. Of such authorized shares, two hundred million (200,000,000) shares shall be designated "Common Stock," and have a par value of $.001.

            Section 3. Of such authorized shares, five million (5,000,000) shares shall be designated "Preferred Stock," and have a par value of $.001. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the powers, preferences, and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation of any series, and to fix the number of shares of any series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

FIFTH:      The Corporation is to have perpetual existence.

SIXTH: Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

SEVENTH: The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

TENTH: At the election of directors of the Corporation, each holder of stock of any class or series shall be entitled to as many votes as shall equal the number of votes which (except for such provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit, so long as the name of the candidate for director shall have been placed in nomination prior to the voting and the stockholder, or any other holder of the same class or series of stock, has given notice at the meeting prior to the voting of the intention to cumulate votes.

ELEVENTH:   Meetings of stockholders may be held within or without the State of
            Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.